Dated June 20, 2013

Filed Pursuant to Rule 433

Registration Statement No. 333-188496

Relating to Preliminary Prospectus Supplement Dated June 17, 2013

ARES COMMERCIAL REAL ESTATE CORPORATION

Common Stock

FINAL PRICING TERMS

Issuer:	Ares Commercial Real Estate Corporation
Title of Shares:	Common Stock
Number of Shares:	18,000,000 shares (plus up to an additional 2,700,000 shares subject to underwriters’ option to purchase additional shares)
Public Offering Price:	$13.50 per share
Proceeds (before expenses) to the Issuer:	$243 million total (not including the underwriters’ option to purchase additional shares)
Trade Date:	June 21, 2013
Settlement Date:	June 26, 2013
Affiliate Participation in the Offering:

Certain of our affiliates, including certain of our executive officers, agreed to purchase approximately 9.3% of the shares sold in this offering.  No underwriting discount will be paid with respect to any shares that may be purchased by such affiliates in this offering.

The offering of shares to which this communication relates is being made under the Company’s shelf registration statement, which was filed with, and declared effective by, the Securities and Exchange Commission. The offering may be made only by means of a preliminary prospectus supplement and an accompanying prospectus.  Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by contacting Credit Suisse Securities (USA) LLC, Attention: Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010 (Tel: 800-221-1037) or email: newyork.prospectus@credit-suisse.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY  11717 (Tel: 800-831-9146); or Wells Fargo Securities, LLC, Attn: Equity Syndicate Department, 375 Park Avenue, New York, NY  10152 (Tel: 800-326-5897) or email: cmclientsupport@wellsfargo.com.